FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES ANNOUNCES NEW LABOR CONTRACT

COLUMBUS, OH – June 7, 2007 – Core Molding Technologies, Inc. (AMEX: CMT) today announced that it reached a new labor agreement with the International Association of Machinists and Aerospace Workers, Local 1471, which represents the Company’s Columbus production employees. The new agreement extends until August 4, 2010. The Company’s previous contract was scheduled to expire on August 4, 2007.

“We are pleased to have reached an early agreement which provides security to our customers and our employees,” said Kevin L. Barnett, President and Chief Executive Officer. “This new contract enables us to achieve our plans for further growth and we look forward to continued positive relations with our employees.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2006 Annual Report to Shareholders on Form 10-K.